Exhibit 10.61

CHANGE IN CONTROL AGREEMENT

This Change In Control Agreement (the “Agreement”) is made and entered into as of the 18`h day of April, 2002, by and between Inamed Corporation, a Delaware corporation (the “Corporation”), and Hani Zeini (the “Executive”) (collectively; the “Parties”).  The Parties hereto, intending to be legally bound, do hereby agree as follow:

1.                                       DEFINITIONS.  For purposes of this Agreement the following terms shall have the following respective meanings:

1.1                                 “Board” shall mean the Board of Directors of the Corporation.

1.2                                 “Cause” shall mean that the Executive:

(a)                                  has been convicted of any felony or any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude;

(b)                                 has engaged in conduct which is materially injurious to the business or the reputation of the Corporation or its affiliates, or any of their respective customer or supplier relationships;

(c)                                  in carrying out his duties under this Agreement, has engaged in acts or omissions constituting gross negligence or willful misconduct resulting, in either case, in material harm to the Corporation.

1.3                                 “Change in Control” shall be deemed to have occurred if.

(a)                                  Any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s then outstanding securities; provided, however, that a change in the proportion of Appaloosa Management, L.P.’s ownership of stock of the Corporation shall not constitute a Change in Control under this Subsection 1.3(a);

(b)                                 During any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director(s) designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this subsection) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute .  at least a majority thereof;

(c)                                  The stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no “person” (as defined above) acquires more than twenty percent (20%) of the combined voting power of the Corporation’s then outstanding securities; or

(d)                                 the stockholders of the Corporation approve an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

1.4                                 “Good Reason” shall mean and exist if, without the Executive’s prior written consent, one or more of the following events occurs:

(a)                                  the Executive is assigned duties or responsibilities that are materially different from the duties and responsibilities that that were assigned to him immediately prior to the Change in Control;

(b)                                 the Executive’s base salary is decreased by the Corporation;

(c)                                  the Executive is excluded from participation in any employee benefit plan or program offered to other similarly executives of the Corporation or his benefits under such plans or programs are materially reduced; or

(d)                                 the Executive is asked to relocate outside of Santa Barbara County; or

(e)                                  the Corporation fails to reimburse the Executive for business expenses in accordance with the Corporation’s policies, procedures or practices;

provided, however, that none.  of the foregoing shall constitute Good Reason if: (i) the Executive gives the Corporation timely notice of his intent to terminate for Good Reason and the Corporation cures or remedies the reasons cited by the Executive in said notice within thirty (30)

days of receipt of said notice, or (ii) sixty (60) days or more have passed between the event(s) constituting Good Reason and the Executive’s giving notice that he is terminating his employment for Good Reason.

1.5                                 “Person” shall mean any individual, firm, partnership, association, trust, company, corporation or other entity.

2.                                       CHANGE IN CONTROL.

2.1                                 Vesting of Stock Options.  In the event of a Change in Control, all stock options previously granted by the Corporation to the Executive shall immediately vest.

2.2                                 Termination by the Corporation Without Cause or by the Executive for Good Reason After a Change in Control.  If within twelve (12) months following a Change in Control, the Executive’s employment is terminated by the Corporation without Cause (other than by reason of the Executive’s death or disability) or by the Executive for Good Reason, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(a)                                  payment of his base salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)                                 an amount equal to the greater of (i) two (2) times his annual base salary at the time of the Change in Control or (ii) two (2) times his annual base salary at the time of the termination of his employment, which shall be paid out in equal bi-weekly installments through the Corporation’s regular payroll practices;

(c)                                  any annual bonus awarded but not yet paid pursuant to the Corporation’s Management Incentive Plan (MIP) or any other incentive compensation plan;

(d)                                 reimbursement of expenses incurred but not paid prior to such termination of employment; and

(e)                                  continuation of participation in the Corporation’s group medical, dental and life insurance plans, the premiums for which shall be paid by the Corporation, until the earlier of eighteen (18) months from the date of termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation.

2.3                                 Termination by Executive without Good Reason After a Change in Control.  If the Executive terminates his employment without Good Reason after the first (1st) anniversary of a Change in Control but within ninety (90) days following such anniversary, the Executive shall be entitled, in lieu of any other compensation and benefits, to:

(a)                                  payment of his base salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)                                 an amount equal to the greater of (i) one and one-half (1/2) times his annual base salary at the time of the Change in Control or (ii) one and one-half (1/2) times his annual base salary at the time of the termination of his employment, which shall be paid out in equal bi-weekly installments through the Corporation’s regular payroll practices;

(c)                                  any annual bonus awarded but not yet paid x pursuant to the Corporation’s Management Incentive Plan (MIP) or any other incentive compensation plan;

(d)                                 reimbursement of expenses incurred but not paid prior to such termination of employment; and

(e)                                  continuation of participation in the Corporation’s group medical, dental and life insurance plans, the premiums for which shall be paid by the Corporation, until the earlier of eighteen (18) months from the date of termination or until the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination of employment by the Corporation.

2.4                                 Adjustment to Total Payments.  If any payment or right accruing to the Executive under this Agreement (without application of this Section 2.4), either alone or together with other payments or rights accruing to the Executive from the Corporation (“Total Payments”) would constitute a “parachute payment;” as defined in Section 280G of the Code and regulations thereunder, such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Agreement being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code.  The Executive- shall cooperate in good faith with the Corporation in providing the necessary information for making a determination of the applicability of Section 280G.  The foregoing provisions of this Section 2.4 shall apply only if after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to the Executive would be less than the amount of the Total Payments as reduced, if applicable, and after reduction for only federal income taxes.

2.5                                 General Release.  No payments or benefits payable to the Executive upon the termination of his employment pursuant to this Section 2 shall be made to the Executive unless and until he executes a general release in a form satisfactory to the Corporation and such general release becomes effective pursuant to its terms.

3.                                       MISCELLANEOUS.

3.1                                 Notices.  Any written notice required or permitted to be given shall be deemed delivered either when personally delivered or when mailed, registered or certified, postage prepaid with return receipt requested, if to the Executive, addressed to the last residence address of the Executive as shown in the records of the Corporation, and if to the Corporation, addressed to the Chairman of the Board at its principal office in Santa Barbara, California.  Mailed notices shall be deemed received two (2) business days after the date of deposit in the mail.

3.2                                 Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of the Agreement shall be valid and be enforced to the fullest extent permitted by law.

3.3                                 Waiver.  No waiver of any right hereunder shall be effective for any purpose unless in writing, signed by the Party hereto possessing said right, nor shall any waiver be construed to be a waiver of any subsequent right, term or provision of this Agreement.

3.4                                 Assignment; Effect on Agreement.  It is hereby acknowledged and agreed that the Executive’s rights and obligations under this Agreement are personal in nature and shall not be assigned or delegated.  This Agreement shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the Parties, subject, however, to the restrictions on assignment and delegation contained herein.

3.5                                 Disputes Resolution and Arbitration.

3.5.1                        Any dispute arising in connection with the interpretation or enforcement of the provisions of this Agreement, or its application or validity, will be submitted to arbitration.  Such arbitration proceedings shall be instituted in Santa Barbara, California, in accordance with the rules then existing of the American Arbitration Association.  This agreement to arbitrate is specifically enforceable.

3.5.2                        Any award rendered in any such arbitration proceeding will be final and binding on each of the Parties, and judgment may be entered thereon in any court of competent jurisdiction.  The arbitrator shall have the authority to compel the Party that does not substantially prevail in such proceeding to pay the reasonable costs and fees of the prevailing Party (including reasonable and customary legal fees and expenses) to the extent that the arbitrator deems appropriate.

3.6                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

3.7                                 Entire Agreement.  Unless expressly provided to the contrary herein, this Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written.  No modification or termination shall be valid unless in writing and signed by both Parties.

4.                                       ACKNOWLEDGEMENT.  The Executive represents and acknowledges the following:

(a)                                  he has carefully read this Agreement in its entirety;

(b)                                 he understands the terms and conditions contained herein;

(c)                                  he has had the opportunity to review this Agreement, at his discretion, with legal counsel of his own choosing and has not relied on any statement made by the Corporation or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d)                                 he is entering into this Agreement knowingly and voluntarily.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 18th day of April, 2002.

INAMED CORPORATION		EXECUTIVE

By:	/s/ Nick Teti	By:	/s/ Hani Zeini
Nick Teti			Hani Zeini
Title:	Chief Executive Officer
		Address:	1109 Camino del Rio
Santa Barbara, CA 93110

Date:	May 6, 2002	Date:	June 10, 2002